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                                                                     EXHIBIT 3.3


                            CERTIFICATE OF AMENDMENT
                                       OF
              THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                             SCHOLASTIC CORPORATION


      SCHOLASTIC CORPORATION, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY
CERTIFY:

      FIRST: That at a meeting of the Board of Directors of Scholastic Corporation resolutions were duly adopted setting forth a proposed amendment to the Amended and Restated Certificate of Incorporation of said corporation, declaring said amendment to be advisable and proposing that the amendment be considered at the next annual meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, That the Amended and Restated Certificate of Incorporation of this corporation be amended by changing the first sentence of Article FOURTH to read as follows:

      "The total number of shares which may be issued by the Corporation is Seventy-four and one-half Million (74,500,000) shares, of which Seventy Million (70,000,000) shares shall be Common Stock having a par value of one cent ($.01) per share; Two and one-half Million (2,500,000) shares shall be Class A Stock having a par value of one cent ($.01) per share; and Two Million (2,000,000) shares shall be Preferred Stock having a par value of one dollar ($1.00) per share."

RESOLVED, That the Amended and Restated Certificate of Incorporation of this corporation be amended by changing Section (b)(i) of Article FOURTH to read as follows:

      (i) VOTING RIGHTS. Except as otherwise hereinafter provided or as may be provided by law, and for so long as any shares of Class A Stock remain outstanding, the entire voting power of the Corporation shall be vested exclusively in the holders of the shares of the Class A Stock and the holders of no other class of the Corporation's stock shall have any voting power, or right to participate in any meeting, or be entitled to any voice in the management of the Corporation's affairs; provided, however, that the holders of the shares of the Common Stock voting as a class at each annual meeting of the Corporation shall elect such minimum number of the members of the Board of Directors as shall equal at least one-fifth of the members of the Board of Directors, which shall consist of not less than three nor more than fifteen members, such number to be determined from time to time by the holders of the Class A Stock. Without the consent of the holders of the Common Stock voting as a class, neither the Certificate of Incorporation or the By-laws of the Corporation shall hereafter be

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      amended to deny to the holders of the Common Stock the right to elect at least one-fifth of the members of the Board of Directors. In the event of a vacancy in the seat of a director who has been elected by the holders of the Common Stock (including a successor thereto appointed to fill a vacancy) or a newly created directorship which would be filled by the holders of the Common Stock, such vacancy or newly created directorship shall be filled solely by the remaining directors who have been elected by the holders of the Common Stock (including successors thereto appointed to fill a vacancy) and, in the event of a vacancy in the seat of a director who has been elected by the holders of the Class A Stock (including a successor thereto appointed to fill a vacancy) or a newly created directorship which would be filled by the holders of the Class A Stock, such vacancy or newly created directorship shall be filled solely by the remaining directors who have been elected by the holders of the Class A Stock (including successors thereto appointed to fill a vacancy). Notwithstanding the foregoing, in connection with the right of the Board of Directors to fix the rights, preferences and limitations of the Preferred Stock, the Board of Directors may grant voting power to the holders of one or more series of the Preferred Stock to elect not more than two additional members of the Board of Directors in the event of an arrearage in the payment of dividends on any such series as may be stated in the resolution or resolutions of the Board of Directors providing for the issuance of such series, such right to elect two additional directors to be applicable to all series of Preferred Stock in the aggregate and not to each series thereof in the event more than one series is outstanding. Any increase in the number of members of the Board of Directors as a result of the right of the holders of one or more series of the Preferred Stock to elect two additional members of the Board of Directors shall not alter or increase the voting power of the holders of Common Stock who shall continue to have the right only to elect such minimum number of the members of the Board of Directors as shall equal at least one-fifth of the members of the Board of Directors as constituted prior to the election of such two additional members of the Board of Directors by the holders of the Preferred Stock. With respect to the election of directors, no holders of any class of stock shall have cumulative voting rights."

RESOLVED, That the Amended and Restated Certificate of Incorporation of this corporation be amended by adding new Section (b)(iii) of Article FOURTH to read as follows:

                   (iii) STOCK DIVIDENDS. The holders of the Class A Stock and the Common Stock shall have the same and identical rights to dividends or distributions, provided that, in the event of dividends or distributions payable in shares of the Class A or Common Stock of the Corporation or the distribution of rights, warrants or other securities exercisable or exchangeable for, or convertible into, shares of the Class A or Common Stock of the Corporation, such dividends or distributions shall be payable in shares, or rights, warrants or other securities exercisable or exchangeable for, or convertible into, shares, as the case may be, of Class A Stock in respect of the holders of Class A Stock of the Corporation and Common Stock in respect of the holders of Common Stock of the Corporation;

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RESOLVED, That the Amended and Restated Certificate of Incorporation of this corporation be amended by changing the fourth sentence of Article FIFTH to read as follows:

                   (i) The indemnification provided for in this Article
      (a) shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any by-law, agreement or vote of stockholders or disinterested directors or otherwise, both as to action in their official capacities and as to action in another capacity while holding such office (b) shall continue as to a person who has ceased to be a director or officer and (c) shall inure to the benefit of the heirs, executors and administrators of such a person.

      SECOND: That thereafter, pursuant to resolutions of its Board of Directors, at the annual meeting of the stockholders, duly called and held on September 19, 2000 upon notice and in accordance with Section 222 of the General Corporation Law of the State of Delaware, the necessary number of shares as required by statute were voted in favor of the amendment.

      THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

      FOURTH: That this Certificate of Amendment of the Amended and Restated Certificate of Incorporation shall be effective on September 19, 2000.





IN WITNESS WHEREOF, Scholastic Corporation has caused this certificate to be signed by Richard Robinson, its President, Chief Executive Officer and Chairman this 23rd day of September, 2000.


                             SCHOLASTIC CORPORATION


                             /s/ Richard Robinson
                             -----------------------------------
                             Richard Robinson
                             President, Chief Executive Officer and Chairman